EXHIBIT H(iv)

                          Amendment Services Agreement

     Amendment Number Two (2) to the Investment Company Services Agreement ("Agreement") dated October 7, 2000, by and among Commonwealth International Series Trust, and InCap Service Company (as successor to Declaration Service Company per Assignment dated November 1, 2001).

     Schedule C of the Agreement is hereby amended to add the Commonwealth Real Estate Securities Fund as a portfolio covered by the Agreement, effective January 4, 2004.


/s/ Robert W. Scharar
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Robert W. Scharar, President
Commonwealth International Series Trust

/s/ David Ganley
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David Ganley, Chief Administrative Officer
InCap Service Company